Exhibit 10.26

EXECUTION COPY

AMENDED AND RESTATED CONTINGENT RIGHTS AGREEMENT

This AMENDED AND RESTATED CONTINGENT RIGHTS AGREEMENT (this “Agreement”), dated October 29, 2021 (the “Effective Date”), is entered into by and between Harmattan Energy Ltd., a British Columbia corporation, formerly known as Soluna Technologies, Ltd. (“HEL”), and Mechanical Technology, Incorporated, a New York corporation (the “MKTY”). HEL and MKTY are sometimes referred to herein, individually, as a “party” and, collectively, as the “parties”.

R E C I T A L S:

WHEREAS, prior to the execution of this Agreement, HEL and MKTY entered into a certain Contingent Rights Agreement dated January 13, 2020 that granted MKTY specific investment and subscription rights in both Soluna and certain wind power generation and data processing projects that were contemplated to be developed by HEL and its Affiliates (the “Original Contingent Rights Agreement”);

WHEREAS, around or about the execution of this Agreement, HEL and its shareholders consummated a reorganization pursuant to which a new, distinct legal entity incorporated in Delaware was created and empowered to carry on a business previously being established by HEL of developing modular datacenter operations based in the United States connected with electric power generation sources, and HEL continues to develop windfarm generation project(s) globally, and notably including a project in Morocco (the “Soluna Reorganization”); and

WHEREAS, in connection with the Soluna Reorganization, MKTY and HEL agreed to terminate the Original Contingent Rights Agreement and to replace it with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, including Ten and 00/100 United States Dollars ($10.00), cash-in-hand paid, and intending hereby to be legally bound, HEL and MKTY hereby agree and stipulate as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1         Definitions. As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Sections referred to below.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For the purposes of this Agreement, “control,” when used with respect to any specified Person, means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means, as to any Person, any federal, state, municipal and local law, statute, ordinance, regulation, order, directive, policy and decision rendered by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein, including, in the case of MKTY, any requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder which shall be in effect from time to time.

“Business Day” means a day other than a Saturday, a Sunday or a day that is a nationally recognized holiday in the United States.

“Development Equity Preemptive Notice” has the meaning set forth in Section 2.2(a).

“Development Equity Purchase Price” has the meaning set forth in Section 2.2(a).

“Effective Date” means the date set forth in the Preamble.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“MKTY” has the meaning set forth in the Preamble.

“Original Contingent Rights Agreement” has the meaning set forth in the Recitals.

“party” or “parties” has the meaning set forth in the Preamble.

“Person” means any individual, joint venture, general partnership, limited partnership, limited liability company, corporation, trust, business trust, cooperative, association or other incorporated or unincorporated entity, and the heirs, executors, administrators, legal representatives, successors and assigns of that person where the context so admits.

“Phase I of the Project” means the development of the initial 100 MW of energy capacity and accompanying data center(s) associated with the Project (i.e., 0 MW – 100 MW of the Project).

“Phase I Project Financing” means a bona fide project financing supporting Phase I of the Project.

“Phase I–III Project Financing” means a bona fide project financing supporting Phase I of the Project, Phase II of the Project or Phase III of the Project.

“Phase I–III Project Financing Equity” means any capital stock, membership interest, units or other similar securities of any type whatsoever (other than debt securities not convertible into equity securities) of a Project SPV, whether authorized now or in the future, and any rights, options or warrants to purchase any such capital stock, membership interest, units or other securities of a Project SPV, including Stock Equivalents and any such rights that may become convertible into or exchangeable or exercisable for any such capital stock, membership interest, units or other securities of a Project SPV, to the extent the foregoing are issued to fund the equity portion of a Phase I–III Project Financing, including, without limitation, any equity co-investment or similar right that accompanies the debt financing associated with a project financing of a Project SPV, that is not allocated to the single lead investor or debt financing providers in respect of the applicable Phase I–III Project Financing.

“Phase II of the Project” means the development of the next successive 200 MW of energy capacity and accompanying data center(s) associated with the Project, following Phase I of the Project (i.e., 100 MW – 300 MW of the Project) .

“Phase II Project Financing” means a bona fide project financing supporting Phase II of the Project.

“Phase II–III Development Equity” means any capital stock, membership interest, units or other similar securities of any type whatsoever (other than debt securities not convertible into equity securities) of a Project SPV, whether authorized now or in the future, and any rights, options or warrants to purchase any such capital stock, membership interest, units or other securities of a Project SPV, including Stock Equivalents and any such rights that may become convertible into or exchangeable or exercisable for any such capital stock, membership interest, units or other securities of a Project SPV, to the extent the foregoing are issued for the purposes of raising pre-construction capital needed for Project-specific development and planning activities (e.g., feasibility studies, due diligence, permitting), other than equity funding of the developer of the Project, with respect to Phase II of the Project or Phase III of the Project prior to the Phase II Project Financing or Phase III Project Financing, as applicable; for further certainty, it is understood and agreed that the Phase II-III Development Equity is not intended to provide participation to the investor in any development fee, profit participation “promote” or similar amount payable to the developer of the Project.

“Phase III of the Project” means the development of the next successive 300 MW of energy capacity and accompanying data center(s) associated with the Project following Phase II of the Project (i.e., 300 MW – 600 MW of the Project).

“Phase III Project Financing” means a bona fide project financing supporting Phase III of the Project.

“Project” means a wind power generation project and the related data processing center(s), each as sponsored by HEL or its Affiliates, including all equipment, improvements and assets associated therewith, currently contemplated to be sited on land with respect to which HEL has acquired development rights located in the city of Dakhla, region of Oued-Ed-Dahab, Kingdom of Morocco.

“Project Finance Equity Purchase Price” has the meaning set forth in Section 2.1(a).

“Project Financing Preemptive Notice” has the meaning set forth in Section 2.1(a).

“Project SPV” means a Subsidiary of HEL formed or acquired for the purpose of owning, financing and/or constructing any portion of the Project; for further certainty, it is understood and agreed that any entity that acts as the “developer” of the Project and is intended to be the recipient of any development fee, profit participation “promote” or similar amount payable to the developer of the Project shall not be a Project SPV for the purposes of this Agreement.

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Qualified Public Offering” means the sale, in a firm commitment underwritten Public Offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of common stock of HEL having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least Fifty Million and 00/100 United States Dollars ($50,000,000.00).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“HEL” has the meaning set forth in the Preamble.

“Soluna Reorganization” has the meaning set forth in the Recitals.

“Stock Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for or with a value derived in whole or part from applicable capital stock, membership interest, units or other securities, and any option, warrant or other right to subscribe for, purchase or acquire the foregoing.

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

1.2         Interpretation. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine and neuter; (b) references to “Articles” and “Sections” refer to articles and sections of this Agreement; (c) unless expressly set forth to the contrary, references to “Exhibits” refer to the exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to laws or agreements refer to such laws or agreements as they may be amended from time to time, and references to particular provisions of a law include any corresponding provisions of any succeeding law; (e) the terms defined herein include the plural as well as the singular and vice versa; and (f) references to money refer to legal currency of the United States of America.

ARTICLE II

PRE-EMPTIVE RIGHT ON EQUITY ISSUANCES

2.1         Pre-emptive Right of Subscription for Phase I–III Project Financing Equity. In the event that, at any time, a Project SPV shall decide to undertake an issuance of Phase I–III Project Financing Equity, HEL shall, or shall cause such Project SPV to, confer in good faith with MKTY to discuss (x) the nature and structure of the applicable project financing to which the Phase I–III Project Financing Equity relates and (y) the division of relative value, asset break-out and project financing pricing in such Phase I–III Project Financing Equity as between wind power generation and data processing components. HEL shall, absent MKTY written consent to the contrary, establish two (2) separate Project SPVs to conduct the financing of the wind power generation and data processing components, respectively, of the phase of the Project to which the financing relates. Promptly following the conclusion of such discussions, HEL shall deliver to MKTY written notice of the applicable Project SPVs’ decision to undertake an issuance of Phase I–III Project Financing Equity. Such written notice shall describe (i) the amount, type and terms of such Phase I–III Project Financing Equity, (ii) the purchase price per security for such Phase I–III Project Financing Equity (the “Project Finance Equity Purchase Price”) to be paid by the purchasers of such Phase I–III Project Financing Equity, (iii) the identity of any single lead investor in the applicable Phase I–III Project Financing, and (iv) all other material terms upon which the Project SPVs’ have decided to issue the Phase I–III Project Financing Equity including the expected timing of such issuance, which shall in no event be less than thirty (30) days after the date upon which such notice is given (the “Project Financing Preemptive Notice”). MKTY shall have ten (10) Business Days from the date on which the Project Financing Preemptive Notice is given to agree (in MKTY’s sole and absolute discretion), by written notice to HEL, that MKTY and/or its Affiliates shall purchase (A) up to fifty percent (50%) of such Phase I–III Project Financing Equity related to the wind power generation components of the Project and/or (B) at least fifty percent (50%) and up to one hundred percent (100%) of such Phase I–III Project Financing Equity related to data processing components of the Project, all upon the general terms specified in the Project Financing Preemptive Notice and stating therein the applicable quantities of Phase I–III Project Financing Equity to be purchased by MKTY and/or its Affiliates. For the avoidance of doubt, neither MKTY nor its Affiliates shall have an obligation to purchase the foregoing Phase I–III Project Financing Equity if MKTY does not deliver written notice as provided above. In the event that in connection with such a proposed issuance of Phase I–III Project Financing Equity, MKTY shall not give such written notice to HEL within such ten (10) Business Day period, MKTY and its Affiliates shall, for all purposes of this Section 2.1(a), be deemed to have refused (in that particular instance only) to purchase any of such Phase I–III Project Financing Equity and to have waived (in that particular instance only) all of its rights under this Section 2.1(a) to purchase any of such Phase I–III Project Financing Equity. Any Phase I–III Project Financing Equity issued pursuant to this Section 2.1 shall be acquired by MKTY and/or its Affiliates (as applicable) making payment to the appropriate Project SPV(s), as applicable, therefor at the closing with respect to the project financing to which the Phase I–III Project Financing Equity relates.

(b)          In the event and to the extent that such Phase I–III Project Financing Equity contemplated by this Section 2.1 is not acquired by MKTY or its Affiliates, the applicable Project SPVs shall be free to issue such Phase I–III Project Financing Equity to any Person; provided, that (x) the price per security of Phase I–III Project Financing Equity at which such Phase I–III Project Financing Equity is being issued to and purchased by such Person is equal to or greater than the Project Finance Equity Purchase Price and (y) the other terms and conditions pursuant to which such Person purchases such Phase I–III Project Financing Equity are not more favorable to the investor, in the aggregate, than the terms set forth in the Project Financing Preemptive Notice.

(c)          Notwithstanding anything in this Section 2.1 to the contrary, the following shall apply with respect to any purchase or contemplated purchase of Phase I–III Project Financing Equity by MKTY or its Affiliates pursuant to this Section 2.1: In the event MKTY and/or its Affiliates agree to purchase Phase I–III Project Financing Equity pursuant to Section 2.1(a) and the closing with respect to MKTY’s or the Affiliate’s purchase thereof is not consummated within one hundred eighty (180) days after the date of the Project Financing Preemptive Notice, then following such one hundred eighty (180) day period MKTY and/or its Affiliate(s) (as applicable) may, by written notice to HEL, unilaterally terminate the applicable election to purchase the relevant Phase I–III Project Financing Equity. Following any such termination, MKTY and/or its Affiliates (as applicable) shall have no obligation or liability to HEL or any Project SPV with respect to the applicable Phase I–III Project Financing Equity previously elected to be purchased by MKTY and/or its Affiliates.

2.2         Pre-emptive Right of Subscription for Phase II–III Development Equity.

(a)          In the event that, at any time, a Project SPV shall decide to undertake an issuance of Phase II–III Development Equity, HEL shall, or shall cause such Project SPV to, confer in good faith with MKTY to discuss the nature and structure of the applicable financing to which the Phase II–III Development Equity relates. Promptly following the conclusion of such discussions, HEL shall deliver to MKTY written notice of the applicable Project SPVs’ decision to undertake an issuance of Phase II–III Development Equity. Such written notice shall describe (i) the amount, type and terms of such Phase II–III Development Equity, (ii) the purchase price per security for such Phase II–III Development Equity (the “Development Equity Purchase Price”) to be paid by the purchasers of such Phase II–III Development Equity, (iii) the identity of any prospective or desired lead investor in the applicable Phase II–III Development Equity, and (iv) all other material terms upon which the Project SPVs have decided to issue the Phase II–III Development Equity including the expected timing of such issuance, which shall in no event be less than thirty (30) days after the date upon which such notice is given (the “Development Equity Preemptive Notice”). MKTY shall have ten (10) Business Days from the date on which the Development Equity Preemptive Notice is given to agree (in MKTY’s sole and absolute discretion) by written notice to HEL that MKTY and/or its Affiliates shall purchase at least fifty percent (50%) and up to one hundred percent (100%) of such Phase II–III Development Equity upon the general terms specified in the Development Equity Preemptive Notice, stating therein the applicable quantities of Phase II–III Development Equity to be purchased by MKTY and/or its Affiliates. For the avoidance of doubt, neither MKTY nor its Affiliates shall have an obligation to purchase the foregoing Phase II–III Development Equity if MKTY does not deliver written notice as provided above. In the event that in connection with such a proposed issuance of Phase II–III Development Equity, MKTY shall not give such written notice to HEL within such ten (10) Business Day period, MKTY and its Affiliates shall, for all purposes of this Section 2.2(a), be deemed to have refused (in that particular instance only) to purchase any of such Phase II–III Development Equity and to have waived (in that particular instance only) all of its rights under this Section 2.2(a) to purchase any of such Phase II–III Development Equity. Any Phase II–III Development Equity issued pursuant to this Section 2.2 shall be acquired by MKTY and/or its Affiliates (as applicable) making payment to the appropriate Project SPV(s), as applicable, therefor at the closing with respect to the financing to which the Phase II–III Development Equity relates.

(b)          In the event and to the extent that such Phase II–III Development Equity contemplated by this Section 2.2 is not acquired by MKTY or its Affiliates, the applicable Project SPVs shall be free to issue such Phase II–III Development Equity to any Person; provided, that (x) the price per security of Phase II–III Development Equity at which such Phase II–III Development Equity is being issued to and purchased by such Person is equal to or greater than the Development Equity Purchase Price and (y) the other terms and conditions pursuant to which such Person purchases such Phase II–III Development Equity are not more favorable to the investor, in the aggregate, than the terms set forth in the Development Equity Preemptive Notice.

(c)          Notwithstanding anything in this Section 2.2 to the contrary, the following shall apply with respect to any purchase or contemplated purchase of Phase II–III Development Equity by MKTY and/or its Affiliates pursuant to this Section 2.2: In the event MKTY and/or its Affiliates agree to purchase Phase II–III Development Equity pursuant to Section 2.2(a) and the closing with respect to MKTY’s or the Affiliate’s purchase thereof is not consummated within one hundred eighty (180) days after the date of the Development Equity Preemptive Notice, then following such one hundred eighty (180) day period MKTY and/or its Affiliates (as applicable) may, by written notice to HEL, unilaterally terminate the applicable election to purchase the relevant Phase II–III Development Equity. Following any such termination, MKTY and/or its Affiliates (as applicable) shall have no obligation or liability to HEL or any Project SPV with respect to the applicable Phase II–III Development Equity previously elected to be purchased by MKTY and/or its Affiliates.

ARTICLE III

TERMINATION OF PRIOR AGREEMENT

3.1          Termination of Original Contingent Rights Agreement. The Original Contingent Rights Agreement is hereby terminated and replaced with this Agreement.

ARTICLE IV

MISCELLANEOUS PROVISIONS

4.1          Project SPVs. Notwithstanding anything else herein to the contrary, HEL shall and shall cause its Affiliates to, absent MKTY consent to the contrary, conduct all Project-specific debt and equity financings and issuances with respect to Phase I of the Project, Phase II of the Project and Phase III of the Project through Project SPVs so as to properly effectuate the purpose and intent of this Agreement. The foregoing shall include all issuances of Phase I–III Project Financing Equity and Phase II–III Development Equity, but for greater certainty shall not include any equity or debt financing needed for the general operations of the entity or entities that acts as developer of the Project (and, accordingly, will receive any development fee, profit participation “promote” or similar amount payable to the developer of the Project).

4.2          Governing Law; Severability. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or the application thereof to either party or any circumstance is held invalid or unenforceable to any extent, (a) the remainder of this Agreement and the application of that provision to the other party or other circumstances is not affected thereby, and (b) the parties shall negotiate in good faith to replace that provision with a new provision that is valid and enforceable and that puts the parties in substantially the same economic, business and legal position as they would have been in if the original provision had been valid and enforceable.

4.3          Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, permitted successors and assigns.

4.4          Waiver. No waiver by either party of any default by the other party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner a release of the other party from, performance of any other provision, condition or requirement herein, nor deemed to be a waiver of, or in any manner a release of the other party from, future performance of the same provision, condition or requirement; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter.

4.5          Amendment. This Agreement may not be modified or amended except by written agreement of the parties.

4.6          Headings. The headings contained in this Agreement are for convenience of reference only and do not constitute part of this Agreement.

4.7          Further Assurances. Each of the parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement.

4.8          Assignment. Either party may transfer its rights and obligations hereunder to another entity only with the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, that MKTY may transfer its rights and obligations hereunder to an Affiliate upon written notice to HEL, without the prior written consent of HEL.

4.9          Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to the relationship hereunder and supersede all provisions and concepts contained in all prior contracts or agreements between the parties with respect to such relationship, whether oral or written.

4.10        Counterparts. This Agreement may be executed by electronic signature in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

4.11        Remedies. Except as expressly provided herein, the remedies created by this Agreement are cumulative and in addition to any other remedies otherwise available at law or in equity. The parties agree that irreparable damage would occur if any provision of this Agreement (including, without limitation, Section 4.1) were not performed in accordance with the terms hereof and that the parties shall be entitled to equitable relief, including injunctive relief or specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

4.12        Survival. This Agreement, and the terms and provisions hereof, shall survive until the consummation of a Qualified Public Offering by HEL.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth in this Agreement.

HEL:

HARMATTAN ENERGY LTD.

By:
Name:	Matthew Lipman
Title:	President

MKTY:

MECHANICAL TECHNOLOGY, INCORPORATED

By:
Name:	Michael Toporek
Title:	Chief Executive Officer

[Signature Page to Amended and Restated Contingent Rights Agreement]